Spinnaker ETF Series 485BPOS

Exhibit (p)(8)

Obra Capital Management, LLC (“OCM”)

Obra Institutional Credit, LLC (“OIC”)

Obra CLO Management, LLC (“OCLOM”)

Obra Fund Management, LLC (“OFM”)

together, the (“Company”) or (“Obra”)

CODE OF ETHICS (the “Code”)

Background

Investment advisers are fiduciaries that must act in the best interests of their Clients. Investment advisers are trusted to represent Clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its Clients

•	Compliance with all applicable Federal Securities Laws

•	Reporting and review of Personal Securities Transactions and holdings

•	Reporting of violations of the Code; and

•	The provision of the Code to all supervised persons

For OFM, this Code is also designed to comply with Rule 17j-1 of the Investment Company Act of 1940.

The Code does not, nor is it intended to, address every law, rule, or policy. The Code also does not serve as a substitute for using common sense, good judgment, and obtaining additional guidance when needed. If you have questions about the Code, you should consult the Company’s Compliance Department by emailing compliance@obra.com. This Code applies to Supervised Persons, defined further below. The Code and its related policies may change at any time. Obra also retains the sole right to administer and interpret all policies within this Code.

For purposes of this Code, the following terms shall have the following meanings:

“Supervised Persons”, according to Section 202(a)(25) of the Advisers Act, means: (1) partners, officers, directors (or persons performing like functions); (2) employees of the adviser or other persons who provide advice [to Clients] on behalf of the adviser and are subject to the supervision and control of the adviser; and (3) those who are controlling or are controlled by the adviser, but who do not provide the advice, are excluded from the definition.

“Access Person”, according to Rule 204A-1 of the Advisers Act, means any employee or other Supervised Person of the Company who has access to nonpublic information regarding Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund advised by the Company or an affiliate of the Company, or is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. Obra has determined at this time to treat all Supervised Persons as Access Persons.

“Personal Securities Transaction” means any purchase or sale of a security by an Access Person or an Access Person’s Immediate Family Member (as defined below), or any purchase or sale of a security in any account of a non-Client over which an Access Person exercised investment discretion.

“Immediate Family Member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an Access Person who resides in the Access Person’s household, and includes adoptive relationships.

Risks

In developing these policies and procedures, Obra considered the material risks associated with administering the Code This analysis includes risks such as:

•	Supervised Persons do not understand the fiduciary duty that they, and Obra, owe to Clients and Investors

•	Supervised Persons and/or Obra fail to identify and comply with all applicable Federal Securities Laws

•	Access Persons do not report Personal Securities Transactions

•	Access Persons transact for personal accounts ahead of Client accounts

•	Access Persons allocate profitable transactions to personal accounts or unprofitable transactions to Client accounts

•	Violations of the Federal Securities Laws, this Code, or the policies and procedures set forth in this Code, are not reported to the Compliance Department and/or appropriate supervisory personnel

•	Obra does not provide its Code of Ethics or amendments to all Supervised Persons; and

•	Obra does not retain Supervised Persons’ written acknowledgements that they received the Code of Ethics and any amendments

Policies and Procedures

Standards of Conduct and Compliance with Federal Securities Laws, Rules and Regulations

Obra and its Supervised Persons must comply with the spirit and the letter of applicable Federal Securities Laws and applicable rules governing the capital markets. The Compliance Department administers the Code. All questions regarding the Code should be directed to the Compliance Department. You must cooperate with items reasonably requested by the Compliance Department to enable (i) Obra to comply with all applicable Federal Securities Laws and (ii) the Compliance Department to discharge its duties under Obra’s Compliance Manual (“the Manual”), including the Obra’s Personnel Policies which are distributed to employees separately. Supervised Persons are expected to act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons are expected to use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, pricing, servicing, promoting Obra’s services, and engaging in other professional activities. Supervised Persons are expected to adhere to the highest standards with respect to any potential conflicts of interest with Clients and Investors. As a fiduciary, Obra must act in its Clients’ best interests. Notify the Compliance Department promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

In addition to reporting suspected violations of Obra’s policies or the Federal Securities Laws to the Compliance Department, Supervised Persons are generally expected to discuss any perceived risks, or concerns about the Company’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter directly to the attention of the Compliance Department.

Nothing herein shall prohibit or impede in any way a Supervised Person or former Supervised Person from reporting a possible securities law violation directly to the appropriate regulatory authority. In addition, Obra will not retaliate in any way against a Supervised Person or former Supervised Person for providing information relating to a possible securities law violation to the appropriate regulatory authority.

Supervised Persons are prohibited, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client or the provision of investment advice to Clients regarding securities for a fee, from:

•	defrauding a Client in any manner;

•	misleading a Client, including by making a statement that omits material facts;

•	engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client;

•	engaging in any manipulative practice with respect to a Client;

•	engaging in any manipulative practice with respect to securities, including price manipulation; or

•	engaging in front running, and/or profiting personally, directly or indirectly, as a result of knowledge about a security.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Obra, Supervised Persons, Clients, and current or prospective Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for the Company, its Supervised Persons, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

The Company’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Supervised Persons on one hand, and Client or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients or Investors over the interests of the Company and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, promptly bring the issue to the attention of the Compliance Department.

In some instances, conflicts of interest may arise between Clients or Investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Client or Investor have been unfairly disadvantaged. Supervised Persons should notify the Compliance Department promptly if it appears that any actual or apparent conflict of interest between Clients or Investors has not been appropriately addressed.

Protection of Confidential and Material Non-Public Information

In the course of normal business activities, Supervised Persons may receive confidential information concerning Clients and prospective clients. To maintain Client confidence and trust, this information must be handled with integrity and discretion. Generally, confidential information pertaining to a Client should never be communicated to anyone other than the authorized individual(s) of the Company who need to know. A judgment concerning who needs to know about particular Client information depends on the facts and circumstances and should be discussed by the Supervised Person with their supervisor and Compliance staff as appropriate. In the event confidential Client information is communicated, the recipient of the information should be advised of its confidential nature, that it is given solely for the purpose of fulfilling his or her responsibilities with the Client, and that it is not to be disclosed in any other form to any other person. Supervised Persons must also comply with the Privacy Protection Cyber Security and Prevention of Identity Theft Policies which are contained in the Company’s Compliance Manual to secure the confidentiality of all non- public information regarding its Clients, Investors, prospects, Supervised Persons, and Insured Individuals. For purposes of Obra’s privacy policies and procedures, “consumers” are potential Investors and “customers” are current Investors.

Material Non-Public Information

In accordance with insider trading laws and related rules, Supervised Persons may not transact in a security while in the possession of material non-public information (“MNPI”) about the security. Additionally, Supervised Persons may not disseminate or tip such information to others who may trade the security. Material information includes any information that a reasonable investor would consider in making an investment decision. Non-public information is information that has not been disseminated in a manner that would make it generally available to investors. A Supervised Person who has reason to believe that this policy has been or is about to be violated should immediately bring the actual or potential violation to the attention of a member of the Compliance Department. This non-disclosure obligation shall not restrict a Supervised Person from communicating directly with a governmental agency or authority regarding a possible violation of Federal Securities Laws or regulations involving Company or making other disclosures that are protected under the whistleblower provisions of Federal Securities Laws or regulations. Supervised Persons should refer to the Company’s Compliance Manual and Personnel Policies for additional Policies and Procedures designed to protect the receipt of MNPI.

Personal Investment Transactions Policies and Procedures:

Side by Side Management of Proprietary Accounts and Client Accounts

Proprietary account trades and Supervised Persons’ personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Proprietary account investments present conflicts of interest if not properly allocated and monitored. Supervised Persons should refer to the Company’s Compliance Manual and Personnel Policies for additional Policies and Procedures designed to manage conflicts of interest associated with side by side management of Client and personal investment accounts.

In an effort to prevent short-term trading, frontrunning, or potential conflicts of interest with Client trades, Access Persons may be required to maintain a minimum holding period of 30 calendar days for a Reportable Security (as defined below) purchased in their discretionary personal trading account. For avoidance of doubt, this means that once a Reportable Security is purchased in a discretionary personal trading account it may not be sold, transferred, or otherwise disposed of within 30 days of the initial purchase date in that account. If imposed, violation of the 30-day holding period will be subject to Obra’s Violation Escalation Policy or other disciplinary action deemed necessary by the Compliance Department.

Accounts Covered by the Policies and Procedures

Obra’s Personal Investment Transactions Policies and Procedures apply to proprietary accounts as well as all accounts holding any Securities over which Access Persons have any beneficial ownership interest or investment knowledge or authority over, which, for example, typically includes accounts held by Immediate Family Members sharing the same household. The policies and procedures also apply to any non-Client accounts over which Access Persons has investment discretion. For example, if an Access Person is a trustee with investment discretion for a non-profit, then Obra’s Personal Investment Transactions Policies and Procedures also apply to the not-for-profit entity’s account over which the Access Person exercises investment discretion.

Reportable Securities

Obra requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” in which the Access Person has any direct or indirect beneficial ownership which are deemed to include the following:

•	any Security, subject to the exclusions of the following paragraph;

•	any Exchange Traded Funds (commonly known as “ETFs”);

•	Life settlement policies;

•	Synthetic and derivative life settlement instruments;

•	Life settlement-backed notes; or

•	Annuities tied to life settlements and other life settlement assets.

The following are deemed not to be “Reportable Securities”:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Obra or an affiliate or having exposure to insurance-linked securities;

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Obra or an affiliate; or

•	529 Plan Holdings.

Reporting Exceptions

The following reporting exceptions may apply:

•	Any report with respect to securities held in accounts over which the Access Person or their Family Members have no direct or indirect influence or control; or

•	Any transaction report with respect to transactions effected pursuant to an Automatic Investment Plan (including dividend reinvestment plans).

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the Compliance Department who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the Compliance Department may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Direct and Indirect Beneficial Ownership

Since each Transaction and Holdings Report (as defined below) must also include information about securities in which Access Persons have Beneficial Ownership, it must also include information about Reportable Securities held by any of the following persons or entities:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts;

•	Securities owned by an Access Person’s Immediate Family Member;

•	Securities owned by or for a partnership, in which the Access Person is a general partner (whether the ownership is under the name of that partner, another partner, the partnership, or through a nominee, custodial, or “street name” account);

•	Securities that are being managed for an Access Person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager;

•	Securities in an Access Person’s individual retirement account;

•	Securities in an Access Person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account;

•	Securities owned by a trust of which the Access Person is either a trustee or a beneficiary;

•	Securities owned by a corporation, partnership, or other entity that the Access Person controls (whether the ownership is under the name of that person, under the name of the entity, or through a nominee, custodial, or “street name” account); or

•	Securities that are traded on behalf of an investment club of which an Access Person is a club member or in which an Access Person’s Immediate Family Member is a member.

Pre-clearance Procedures

Access Persons must obtain prior written clearance for all transactions involving:

•	IPOs;
•	Private Placements securities;
•	Obra ETFs; or
•	Single name equity securities, both direct holdings (e.g. common stock) and indirect holdings through related instruments (e.g. derivatives).

Pre-clearances must be approved by the Compliance Department before completing the transactions. Obra may disapprove of any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Access Persons must use ComplianceAlpha or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy) to seek pre-clearance.

Securities Reporting

Obra must collect information regarding the personal trading activities and holdings of proprietary accounts and of all Access Persons. Access Persons must submit quarterly reports regarding Reportable Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. The Compliance Department has access to all information necessary to monitor proprietary account investments in the same way that other personal securities transactions are monitored.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the Compliance Department or designee within 30 days of the end of each calendar quarter.

Access Persons may submit duplicate brokerage account statements to fulfill their quarterly reporting obligations. You may use Attachment B: Letter to a Broker-Dealer to instruct the institution hosting your account to send the Compliance Department or designee duplicate account statements or direct data feeds to ComplianceAlpha. The Compliance Department or designee must receive all such reports within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of interests in a private fund, must be reported on Attachment A: Personal Securities Transactions Reporting Forms or in ComplianceAlpha. The Personal Securities Transactions Reporting Forms can also be utilized in lieu of duplicate account statements and/or direct data feeds.

Access Persons must utilize the ComplianceAlpha system or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy) to fulfill quarterly reporting obligations.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the Compliance Department or designee on or before February 14th of each year, and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st, and initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Access Persons can use ComplianceAlpha or submit duplicate brokerage statements to satisfy their initial and annual holdings reports requirements. December 31st brokerage statements are sufficient to fulfill the Annual Holdings Report requirement. Attachment A: Personal Securities Transactions Reporting Forms can also be utilized in lieu of duplicate account statements and/or direct data feeds.

In addition to year-end brokerage account statements, Access Persons must submit the Attachment A: Personal Securities Transactions Reporting Forms or use ComplianceAlpha to report for any other accounts that hold any Securities, including accounts that do not hold any Reportable Securities. Any Reportable Securities not appearing on a brokerage account statement, capital account statement, or other statement, such as private fund holdings, must be reported directly on the Reportable Securities section of the Attachment A: Personal Securities Transactions Reporting Forms or in ComplianceAlpha. If you do not have any holdings and/or accounts to report, this should be indicated on the Attachment A: Personal Securities Transactions Reporting Forms or in ComplianceAlpha. Both sections of the form should be marked “N/A,” signed, dated, and submitted to the Compliance Department or designee within 10 days of becoming an Access Person and by February 14th of each year.

Personal Trading and Holdings Reviews

Obra’s Personal Investment Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with proprietary accounts’ trading activities (if applicable) and Access Persons’ personal trading activities. Accordingly, the Compliance Department will monitor proprietary accounts and Access Persons’ investment patterns to detect potentially problematic behavior. The Compliance Department will review the trading activities of proprietary accounts (if any) as well as all reports submitted pursuant to the Personal Investment Transactions Policies and Procedures for potentially problematic behavior. Upon review, the Compliance Department will document that the report was received and reviewed and will document any issues noted. Compliance Department personnel’s personal Securities transactions are monitored such that personal securities transactions are not reviewed for one’s own account and Compliance Department personnel are not reviewing the reports of their manager. Any proprietary or personal trading that appears abusive may result in further inquiry by the Compliance Department, by the Company’s senior leadership and/or may incur sanctions as noted in Obra’s Violation Escalation Policy, up to and including dismissal.

Disclosure of the Code of Ethics

Obra describes elements of its Code of Ethics in Part 2A of Form ADV and, upon request, may furnish Clients and Investors with a copy of the Code. All Client and Investor requests for Obra’s Code should be directed to the Compliance Department.

Reporting Violations of the Code

Supervised Persons must promptly report any suspected violations of the Code to the Compliance Department. To the extent practicable, Obra will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation. Retaliation against any Supervised Person who reports a violation of the Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

If the Compliance Department determines that a material violation of this Code has occurred involving Obra ETFs or Supervised Persons servicing Obra ETFs, the Compliance Department will promptly report the violation, and any association action(s), to Obra ETFs’ Board of Directors or Trustees, pursuant to Rule 17j-1.

Violations of this Code, or the other policies and procedures set forth in the Manual, and other Personnel Policies may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory, or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Code prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, the Compliance Department, or any other person or entity affiliated with the Company to make any such reports or disclosures and do not need to notify the Compliance Department or the Company that they have made such reports or disclosures. Additionally, nothing in this Code prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

Please see Obra’s Violation Escalation Policy for additional information on how Obra handles violations of the Code of Ethics.

Distribution of the Code and Acknowledgement of Receipt

Obra will distribute this Code to each Supervised Person upon the commencement of employment, annually, and upon any material change to the Code. Obra may distribute this Code by electronic mail, hard copy, via ComplianceAlpha and/or use of a shared server.

All Supervised Persons must use ComplianceAlpha or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy) to acknowledge that they have received, read, understood, and agree to comply with Obra’s policies and procedures described in this Code, upon commencement of employment, annually, and following any material change to the Code. Also, on an annual basis, Supervised Persons are required to complete the Annual Compliance Questionnaire on ComplianceAlpha or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy), which will indicate the annual receipt, reading, and understanding of this Code of Ethics.

CERTAIN DEFINITIONS

The following defined terms are used throughout this Code:.

•	A

•	Advisers Act – The Investment Advisers Act of 1940.

•	Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	Beneficial Interest – An individual has a Beneficial Interest in a Security if they can directly or indirectly profit from the Security. An individual has a Beneficial Interest in all Securities held directly or indirectly, as well as those owned directly or indirectly by Immediate Family Members sharing the same household.

•	Clients –Funds or entities to which Obra provides investment advisory services. The underlying Investors in the funds or entities advised by Obra are not Clients of the Company.

•	Compliance Department – CCO and Directors of Compliance

Attachment A: Personal Securities Transactions Reporting Forms

Reportable Securities not reported via ComplianceAlpha or on Brokerage Statements

Due: Within 10 days of hire, annually by February 14 or within 30 days of quarter end.

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest that have not been previously reported through the submission of brokerage account statements. I understand that I am presumed to have a Beneficial Interest in Securities holdings of Immediate Family Members living in the same household.

Deliver to the Compliance Department or designee within 10 days of becoming associated with Obra, by February 14th of each year, or within 30 days of the end of a quarter. Use additional sheets if necessary.

Signature

Print Name

Attachment B: Letter to a Broker-Dealer

[DATE]

[NAME OF BROKER/CUSTODIAN] [ADDRESS]

[CITY, STATE ZIP]

Re:	Account No(s).	[ACCOUNT NUMBER] Account Name(s) [ACCOUNT NAME]

Dear [BROKER NAME]:

As of [HIRE DATE], I have been employed by Obra Capital Management, LLC (CRD #155231), an investment adviser registered with the Securities and Exchange Commission, or an affiliate of the investment adviser. In accordance with Rule 204A-1 of the Investment Advisers Act of 1940, my personal securities trading activity is subject to monitoring and review by the investment adviser.

Effective immediately and until further notice, please provide duplicate monthly or quarterly account statements for the above-named account(s) to:

Obra Capital Management, LLC

Attn: Compliance Dept.

437 Madison Avenue

New York, NY 10022

26th Fl.

If you have any questions or concerns, please reach out to me, or contact Obra’s compliance department at (512) 961-8265. Thank you for your immediate attention to this matter.

Sincerely, [YOUR NAME]

cc: Chief Compliance Office

Violation Escalation Policy

This policy outlines the process for escalating employee violations of the Code of Ethics at Obra Capital Management, LLC, its relying advisers and Obra Fund Management, LLC (collectively herein “Obra”). The goal is to ensure consistent and fair treatment of all employees while maintaining a culture of compliance.

This policy applies to all Access and Supervised persons of Obra and its affiliated entities, and covers violations of the Code of Ethics, including but not limited to personal trading, conflicts of interest and failure to follow compliance procedures.

Risks

Violations of the Code of Ethics present several risks, including:

•	Regulatory enforcement actions or penalties

•	Reputational harm to Obra and its employees

•	Internal operational disruptions

Procedures

The following steps outline the escalation process of the Code of Ethics violations:

First Offense: Written notice to the employee from the Compliance Department stating the details of the violation that occurred with their supervisor copied on the notification. With the notification to the employees, they will be provided with a copy of OCM’s Code of Ethics and be asked to acknowledge receipt and understanding within 5 days of the notification being delivered. The details of the incident (and applicable documentation relating to the violation) will be added to the Compliance violation log (and applicable support retention files) for recordkeeping purposes.

Second Offense: Written notice to the employee from the Compliance Department stating the details of the violation that occurred with their supervisor and Human Resources copied on the notification. Documentation of the violation will become a part of the employee’s personal HR file and will be added to the Compliance violation log notating it is a repeat offense for recordkeeping purposes. Employees will be asked to retake an in person (or virtual depending on physical location of employee) compliance training within 1 week of the notification geared towards the nature of the violation(s) that occurred. The details of the incident (and applicable documentation relating to the violation) will be added to the Compliance violation log (and applicable support retention files) for recordkeeping purposes.

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Third Offense: Written notice to the employee from the Compliance Department stating the details of the violation that occurred with their supervisor, Human Resources and the CEO of the RIA copied on the notification. Documentation of the violation will become a part of the employee’s personal HR file and will be added to the Compliance violation log notating it is another repeat offense for recordkeeping purposes. For personal trading violations, a 30-day trading ban may be imposed on all the employees’ discretionary accounts (including any household member accounts reported to Compliance) and the Compliance Department will monitor and ensure the ban is being properly abided by. For other third offense violations not pertaining to personal trading, other remediation measures may be enforced at the discretion of the Chief Compliance Officer (or their delegate).

Escalation of Serious Violations

This policy applies to non-serious violations (e.g., inadvertent errors). Serious misconduct or willful violations may be escalated immediately to senior management and Human Resources at the discretion of the Chief Compliance Officer.

Definition of Repeat Violations

“Repeat violations” are generally defined to be multiple transactions of similar nature within a 6-month period (such period to be evaluated and applied by the Compliance Department as determined appropriate for the particular violation).

Recordkeeping

All violation notices, supporting documentation, acknowledgements receipts, and training records will be maintained by the Compliance Department in accordance with the Firm’s record retention policies and applicable regulatory requirements.

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